Exhibit No. 10.13


                                                 Effective as of January 2, 1998
$319,583                                                    Salt Lake City, Utah



                                 PROMISSORY NOTE


         FOR VALUE RECEIVED, Jay Mealey ("Borrower") promises to pay to the order of CROWN ENERGY CORPORATION, a Utah corporation ("Holder"), at 215 South State Street, Suite 550, Salt Lake City, Utah 84111, or at such other place as may be designated in writing by Holder, or its successors and assigns as follows:

                  Principal and Interest. Borrower promises to pay to Holder or its order, in lawful money of the United States of America or shares of common stock of Crown Energy Corporation ("Common Stock") as set forth below, the principal sum of three hundred and nineteen thousand, five hundred and eighty three dollars ($319,583), together with interest, compounded on a monthly basis, on the unpaid principal balance from the date hereof until paid in full at the prime rate of interest as published by the Wall Street Journal on the first business day of each calendar quarter.

                  Payments. Borrower shall pay principal and interest as follows: if not previously paid, all outstanding principal, accrued interest, fees, etc. shall be due and payable on or before January 2, 2003, or upon the sale of all of the Collateral, as defined in paragraph 4 below, whichever occurs first. In the event that Borrower, at any time or from time to time prior to January 2, 2003, sells any part of the Collateral, Borrower shall pay Holder an amount equal to or exceeding the proportionate amount of principal and then accrued interest attributable to the proportionate amount of Collateral sold within three (3) business days from the date of receipt of the proceeds from such sale. If any payment is not made in full within five (5) business days of the due date, the entire amount due shall be subject to a five percent (5%) late charge, calculated on the entire payment amount. All amounts received by Holder shall be applied first to any costs and attorneys' fees, if any, incurred by Holder due to a default by Borrower, then to accrued and unpaid late charges, if any, then to interest, then to principal.

                  Notwithstanding the foregoing, Borrower may repay this Note, in whole or in part, as follows:

                           (i) in cash;

                           (ii) by a written request to Holder that the number of shares of Common Stock otherwise deliverable to Borrower upon the exercise of any options to purchase Common Stock, previously granted or which, in the


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                           future are granted to Borrower,  having a Fair Market
                           Value (as defined below), in the aggregate equal to or less than the outstanding balance due and owing on
                           this  Note  plus  the   exercise   of  price  of  the
                           surrendered options, be accepted in payment of this Note and such options; or

                           (iii) by tendering to Holder a properly executed stock certificate representing the number of shares of Common Stock having a Fair Market Value, in the aggregate, equal to or less than the outstanding balance due and owing on this Note together with a written request to Holder to accept such shares as payment of this Note.

         The Fair Market Value of a share of Common Stock on the date of repayment of this Note shall be deemed to be the closing sales price per share of Common Stock as quoted on the NASD Electronic Bulletin Board, or other exchange or medium on which the Common Stock is traded or listed at such time, on the date of such repayment or, if no sale of Common Stock shall have been made on the NASD Electronic Bulletin Board, or other exchange or medium, on that date, on the next preceding business day on which there was a sale of such stock reported on the NASD Electronic Bulletin Board, or other exchange or medium. Whenever a payment of the balance due on this Note requires delivery of a fractional share, the Holder may accept the next lower whole number of shares of Common Stock and a cash payment shall be made by Borrower for the balance due and owing on this Note.

                  Prepayment. Borrower may prepay this Note in whole or in part at any time without penalty.

                  Collateral. As collateral for the performance of all obligations and liabilities hereunder, Borrower shall execute and deliver to Holder a Stock Pledge Agreement granting Holder a security interest in the shares of Common Stock purchased by Holder with the proceeds of this Note (the "Shares"). Holder's sole recourse for repayment of this Note shall be the Shares.

                  Due On Sale. Except as otherwise provided in paragraph 2 above, Borrower may not sell, transfer or encumber any interest in the Shares, voluntarily or involuntarily, without Holder's prior written consent, so long as Holder has not been paid in full under this Note. In the event of such a sale, transfer or encumbrance and the failure to timely pay Holder the proportionate amount of principal and interest due upon such sale, transfer or encumbrance of less than all of the Shares, Holder may, at its option, declare the entire outstanding balance due under this Note to be immediately due and payable.

                  Liabilities. Upon a default by Borrower under this Note or the



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Stock Pledge Agreement,  as defined above,  Holder may declare the entire unpaid principal balance, if any, together with accrued interest, late charges, fees and costs to be immediately due and payable without presentment, demand, protest or other notice of any kind. No failure or delay on the part of Holder in exercising any right, power, or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power, or privilege provided at law, in equity, or by contract. Borrower agrees to pay all costs of collection incurred by reason of the default, including court costs and reasonable attorneys' fees including such expenses incurred before legal action, during the pendency thereof, and continuing to all such expenses in connection with appeals to higher courts arising out of matters associated herewith.

                  General Provisions. This Note shall be binding upon the Borrower, and any successors and assigns of Borrower, if any. This Note and all documents and instruments associated herewith shall be governed by and construed and interpreted in accordance with the laws of the State of Utah. The terms of the Note may not be modified except by a written agreement executed by Holder and Borrower. Time is of the essence hereof.

                  Entire Agreement in Writing. This written agreement, and any other documents executed in connection herewith, are the final expression of the agreement and understanding of Borrower and Holder with respect to the general subject matter hereof and supersede any previous understanding, negotiations or discussions, whether written or oral. This written agreement, and any other documents executed in connection herewith, may not be contradicted by evidence of any alleged oral agreement. Borrower acknowledges that the proceeds of the Note are being used by Borrower to exercise options to purchase common stock of the Borrower which were previously granted to Holder and to pay taxes thereon, and not for any other personal, consumer or household purposes.

         DATED effective as of January 2, 1998.

                                    BORROWER:


                                   Jay Mealey